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                                                                       EXHIBIT 5

                         [LETTER HEAD OF OMNICARE, INC.]




                                                     May 12, 2000



Omnicare, Inc.
100 East RiverCenter Blvd.
Suite 1600
Covington, KY 41011

Ladies and Gentlemen:

         I am Vice President and General Counsel of, and in that capacity have acted as counsel to, Omnicare, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 for the registration of 2,500,000 shares of common stock, $1.00 par value per share, of the Company (the "Shares") that may be issued under the Omnicare, Inc., StockPlus Program (the "Program").

         I have examined and am familiar with the Restated Certificate of Incorporation of the Company and various corporate records and proceedings relating to the organization of the Company and the issuance of the Shares. Based upon the foregoing and upon investigation of such other matters as I considered appropriate to permit me to render an informed opinion, it is my opinion that:

          1. The company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2. The Shares have been duly authorized, and when they are issued and paid for in accordance with the Program, they will be validly issued, fully paid and nonassessable.

         This opinion is limited to the effect of the General Corporation Laws of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial opinions interpreting these laws, as in effect on the date hereof. Accordingly, I express no opinion with respect to the effect of any other laws.








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         I consent to the use of this opinion as an Exhibit to the Registration
Statement. Except as set forth in the preceding sentence, this opinion may not be relied upon by any other person, or used by you for any other purposes, without my prior written consent.

                                                     Very truly yours,

                                                     /S/ Peter Laterza

                                                     Peter Laterza
                                                     Vice President
                                                     and General Counsel